LIQUIDITY SERVICES ANNOUNCES FOURTH QUARTER FISCAL YEAR 2022 FINANCIAL RESULTS

Bethesda, MD - December 8, 2022 - Liquidity Services (NASDAQ:LQDT; www.liquidityservices.com), a leading global commerce company powering the circular economy, today announced the following financial results as of the quarter ended September 30, 2022 as compared to the applicable prior year periods:

•Gross Merchandise Volume (GMV) of $283.3 million, up 16%, and Revenue of $75.2 million, up 7%, from higher consignment activity
•GAAP Net Income of $8.3 million1, down $24.4 million2, and GAAP Diluted Earnings Per Share (EPS) of $0.251, down $0.682 due to non-cash benefits to net income realized last year
•Non-GAAP Adjusted EBITDA of $12.3 million, up $0.9 million, and Non-GAAP Adjusted Diluted EPS of $0.19, down $0.08 reflecting our higher effective tax rate
•Cash balances of $97.9 million3 with zero financial debt and trailing 12-month operating cash flow of $44.8 million

“We delivered strong EPS and Non-GAAP Adjusted EBITDA results during the quarter, reflecting our efficient business model and diversified client portfolio, despite macro challenges which limited the supply of vehicles in our marketplace. For our full fiscal year 2022, we generated a record number of auction participants and completed transactions on our platform, showcasing the strength of our buyer liquidity in a recessionary environment. In addition, our team continued to advance our strategic and operational objectives, including record customer additions and asset sales activity in our GovDeals segment, growth and diversification of our Retail segment, continued global expansion of our CAG and Machinio segments, expansion of our new real estate vertical, and continued improvement in our data driven sales and marketing capabilities. For the full fiscal year 2022, our progress generated a record $1.1 billion of GMV, up 29% over last year, GAAP Net Income of $40.3 million1, and $42.7 million of Non-GAAP Adjusted EBITDA; and we also grew our registered buyer base to a record 4.9 million reflecting strong interest in our circular economy platform during this inflationary environment.

"As we commence fiscal year 2023, we remain focused on expanding our position with commercial and government clients as the most trusted marketplace to manage, value and sell surplus assets in the circular economy. Despite near term headwinds which have limited supply in high value categories such as vehicles, we have a strong pipeline and continue to see opportunities to reach $1.5 billion in annualized GMV and expand our technology-enabled, asset-light services to drive long-term shareholder value,” said Bill Angrick, Liquidity Services CEO.

Fiscal Fourth Quarter Business Highlights

•Liquidity Services was named as a finalist for the World Sustainability Awards 2022, Circular Economy category, which recognizes organizations that are leading the way to a more environmentally sound future by integrating sustainability into their core business practices.
•Our GovDeals segment continues to facilitate the transition of tax, judicial, and agency owned real estate sales to an online format, including new mandates with Lancaster and Somerset counties in Pennsylvania, Jacksonville, Texas and Petersburg, Virginia.
•Our Retail Supply Chain Group (RSCG) segment opened a new distribution center in Kentucky, increasing its capacity to efficiently serve a more diversified set of retail buyers and sellers in the midwestern and southern U.S.
•Our Capital Assets Group (CAG) segment continues to be a reliable source to critical infrastructure components of the economy in categories that have been experiencing supply chain disruptions, including heavy equipment and energy.

Fiscal Fourth Quarter Financial Highlights

GMV for the fiscal fourth quarter of 2022 was $283.3 million, a 16% increase from $244.4 million in the fiscal fourth quarter of 2021.
•GMV in our GovDeals segment increased 20%, driven by continuing adoption of our digital marketplace solutions by government agencies over traditional sales methods for a broader array of assets, including vehicles, heavy equipment and real estate, and higher recovery rates in selected categories due to strong buyer engagement and other macroeconomic factors. These increases, which also include our acquired Bid4Assets marketplace, have been partially offset by lower volumes of used vehicles made available for sale, as new vehicle production limitations are impacting government agency vehicle fleet retirement timelines.
•GMV in our RSCG segment increased 10%, driven by expanded diversification in client programs, sales channels, and our distribution network, partially offset by macro changes in retail consumer behavior Some client returns management programs provided fewer higher value products than in the prior year, which impacted margins.

•GMV in our CAG segment increased 13%, driven by strong sales in our energy and heavy equipment verticals and the completion of selected large spot purchase transactions with international clients.
•Company-wide, consignment sales were 83% of total GMV, consistent with the fourth quarter of 2021.

Revenue for the fiscal fourth quarter of 2022 was $75.2 million, a 7% increase from $70.3 million in the fiscal fourth quarter of 2021.
•Consolidated revenue growth, as expected, increased below the GMV growth rate due to our shift towards more consignment GMV, a lower blended take rate due to an increase in higher value assets being sold, including real estate, and from an increase in CAG transactions conducted with partner organizations during the quarter.
•Revenue in our GovDeals segment increased 8%, reflecting a lower blended take rate from an increase in higher value assets being sold, such as real estate.
•Revenue in our RSCG segment increased 6%, reflecting product mix changes including a higher proportion of consignment sales than in the prior year.
•Revenue in our CAG segment increased 6%, which was lower than our GMV growth rate, due to an increase in transactions conducted with partner organizations during the quarter.
•Revenue in our Machinio segment increased 18%, as equipment owners and dealers continue to demonstrate strong engagement with our digital marketing and inventory management solutions for capital assets.
GAAP Net Income was $8.3 million1, or $0.25 per share1, for the fiscal fourth quarter of 2022, a decrease from $32.8 million2, or $0.932 per share, for the same quarter last year which included non-cash benefits to net income.
•In Q4-FY21, GAAP Net Income included a $24.6 million, or $0.70 per share, non-cash benefit from the release of our valuation allowance on U.S. deferred tax assets. Q4-FY22 GAAP Net Income is also impacted by the resulting higher effective tax rate. In addition, a $4.5 million non-cash reduction in the fair value of the Bid4Assets earn-out liability1 was partially offset by an increase in amortization expense from the Bid4Assets acquisition and increased stock compensation.

Non-GAAP Adjusted Net Income for the fiscal fourth quarter of 2022 was $6.4 million, or $0.19 per share, a decrease from $9.5 million, or $0.27 per share last year, primarily driven by the increase in our effective tax rate following the release of our valuation allowance on U.S. deferred tax assets in Q4-FY21, reflective of our improved profitability.

Non-GAAP Adjusted EBITDA for the fiscal fourth quarter of 2022 was $12.3 million, a $0.9 million increase from $11.4 million in the fiscal fourth quarter of 2021, primarily due to increased revenues and reduced variable compensation expenses, partially offset by increased operations, sales, and technology expenses to support longer-term growth.

On December 6, 2022, the Company's Board of Directors authorized a new share repurchase program of up to $8.4 million of the Company’s common stock, to expire on December 31, 2024. This authorization is in addition to the $6.6 million remaining under the May 13, 2022 authorization to repurchase up to $12.0 million shares through June 30, 2024. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and the existence of alternative investment opportunities. The repurchase program will be executed consistent with the Company's capital allocation strategy of prioritizing investment to grow the business over the long term.

1 The fiscal fourth quarter of 2022 includes a $4.5 million, or $0.14 per share, non-cash benefit to GAAP Net Income from a reduction in the fair value of the Bid4Assets earn-out liability due to an expected decline in the auction events and transactions that will be completed during the earn-out period ending December 31, 2022. For the full fiscal year 2022, the non-cash benefit to GAAP Net Income was $24.5 million, or $0.73 per share. The expected decline in the auction events and transactions resulted from developments occurring subsequent to the November 1, 2021 acquisition date, including extended timelines to advance legislation which would allow for online auctions of foreclosed real estate in certain target markets, and other client-specific delays in bringing foreclosed real estate to auction. For further information, see Note 13 - Fair Value Measurement to our annual report on Form 10-K for the year ended September 30, 2022.

2 The fiscal fourth quarter of 2021 includes a net $24.6 million, or $0.70 per share, non-cash benefit from the release of our valuation allowance on US deferred tax assets during that quarterly period. For further information, see Note 10 - Income Taxes to our annual report on Form 10-K for the year ended September 30, 2022.

3 Includes $96.1 million of Cash and cash equivalents and $1.8 million of Short-term investments.

Fourth Quarter Segment Operating Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q4-FY22 segment results are as follows (unaudited, in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
GovDeals:
GMV	$160.9	$134.1	$720.3	$498.7
Total revenue	$14.2	$13.1	$59.4	$49.6
Segment gross profit	$13.5	$12.5	$56.4	$47.0
% of Total revenue	95%	95%	95%	95%

RSCG:
GMV	$63.3	$57.7	$236.2	$229.3
Total revenue	$43.2	$40.7	$166.1	$158.8
Segment gross profit	$16.9	$16.2	$63.7	$64.6
% of Total revenue	39%	40%	38%	41%

CAG:
GMV	$59.1	$52.5	$188.8	$158.7
Total revenue	$14.6	$13.8	$42.6	$39.6
Segment gross profit	$8.0	$8.9	$29.1	$29.3
% of Total revenue	55%	64%	68%	74%

Machinio:
GMV	$—	$—	$—	$—
Total revenue	$3.2	$2.7	$12.1	$9.6
Segment gross profit	$3.0	$2.5	$11.5	$9.0
% of Total revenue	94%	93%	95%	94%

Consolidated:
GMV	$283.3	$244.4	$1,145.4	$886.7
Revenue	$75.2	$70.3	$280.1	$257.5

Additional Fourth Quarter 2022 Operational Results
•Registered Buyers — At the end of Q4-FY22, registered buyers totaled approximately 4.9 million, representing a 22% increase over the approximately 4.0 million registered buyers at the end of Q4-FY21, which includes approximately 625,000 buyers attributable to the Bid4Assets marketplace acquired in Q1-FY22.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 775,000 in Q4-FY22, a 33% increase from the approximately 584,000 auction participants in Q4-FY21.
•Completed Transactions — Completed transactions increased to approximately 240,000 in Q4-FY22, a 25% increase from the approximately 192,000 completed transactions in Q4-FY21.

Business Outlook
The uncertain economic business climate and global supply chain disruptions can impact volume and timing of assets made available for sale in any period. Notwithstanding such volatility, our expertise in diverse sectors, buyer base across numerous asset categories, and global reach are continuing to provide advantages as our clients navigate this macroeconomic environment.

Our Q1-FY23 guidance range for GMV is above the same period last year, with year-over-year growth expected across our segments. Relative to Q4-FY22, GovDeals' GMV may experience a decline sequentially, as the fiscal first quarter has been seasonally lower historically and its real estate initiative led by the acquisition of Bid4Assets experiences extended timelines for growth as it is dependent on legislative and other client-specific regulatory progress over which we have limited control. We also expect CAG's GMV to decline sequentially, based on lower projected international spot purchase transaction activity. Periods containing more significant spot purchase transactions can cause our ratio of revenue to GMV to fluctuate upwards. GovDeals is expected to continue to drive adoption of digital marketplace solutions for government agencies for a broader array of assets, including vehicles, heavy equipment and real estate, which will be partly offset by the anticipated decline in the volume and pricing of used vehicles made available for sale, including ongoing disruption of new vehicle production impacting timelines for the retirement of government agency vehicle fleets. Our RSCG segment expects to continue to diversify its seller base and be a key resource for retailers and their vendors to manage an inflationary environment, shifting consumer demand and changing product mix. Our profit guidance for Q1-FY23 reflects year-over-year top line growth and an increasing proportion of consignment transactions, with slightly higher sales, technology and operations expense expected to support longer-term growth across our segments.

Our Business Outlook includes forward-looking statements which reflect the following trends and assumptions for Q1-FY23 as compared to the prior year's period:

•Global supply chain uncertainties, including impacts from the Russian invasion of Ukraine and the COVID-19 pandemic, are disrupting international trade and energy markets, and resulting in macroeconomic trends such as inflation, increased interest rates, fluctuations in foreign currency exchange rates, reduced consumer sentiment, and fluctuating retailer inventory levels. These macroeconomic conditions could adjust the volume, timing, and pricing of assets made available for sale in any quarterly period, which could impact our actual Q1-FY23 performance relative to our current outlook;
•continued R&D spending to support omni-channel behavioral marketing, analytics, and buyer/seller payment optimization;
•spending in business development activities to capture market opportunities, targeting efficient payback periods;
•marketplace seasonality converging back to prior historical trends;
•continued mix shift to consignment pricing model, which may lower revenue as a percent of GMV but can improve segment gross profit as a percentage of revenue;
•variability in the inventory product mix handled by our RSCG segment, which can cause a change in revenues and/or segment gross profit as a percentage of revenue, including variability from sellers returning more product to shelves or reorganizing product flows within their warehouse and distribution networks;
•continued growth in the government real estate category within the GovDeals segment, noting that take rates as a percentage of GMV are lower in this category but are not expected to significantly impact segment gross profit as a percentage of revenue. GMV from real estate transactions can be subject to significant variability due to changes that include postponements or cancellations of scheduled or expected auction events, the value of properties to be included in the auction event, and the value of the properties that may potentially be withdrawn due to the property holder curing their delinquency or taking other legal actions to delay the sale of their property. In addition, COVID-19 and its variants can impact government policies and the availability of resources towards making properties available for auction, which could cause delays in the timing of auction events;
•continued variability in project size and timing within our CAG segment, especially as the Russian invasion of Ukraine and COVID-19 and its variants continue to impact the global economy and the ability to conduct transactions;
•continued growth and expansion resulting from the continuing acceleration of broader market adoption of the digital economy, particularly in our GovDeals and RSCG seller accounts and programs, including the execution by RSCG on its business plans for AllSurplus Deals and expansion of its distribution network;
•continued growth in our Machinio advertising subscription service and acceptance of other Machinio service offerings;
•no significant changes to the fair value of the Bid4Assets earn-out liability during Q1-FY23. Changes to the fair value of the Bid4Assets earn-out liability, which has limited visibility and can be highly variable, can impact our GAAP Net Income and GAAP EPS metrics until the earn-out period is complete. The maximum potential earn-out value is $37.5 million;
•successful integration of Bid4Assets and execution by Bid4Assets on planned real estate auction activity and its business plan, including efforts that are underway with local and state governments to advance legislation that allows for online auctions for foreclosed and tax foreclosed real estate.
•Our Q1-FY23 effective tax rate (ETR) is expected to range from approximately 25% to 31%. This range excludes any potential impacts from legislative changes to U.S. corporate tax rates that may be enacted during Q1-FY23; and potential impacts from items that have limited visibility and can be highly variable, including effects of stock compensation due to participant exercise activity and changes in our stock price, and the effects of changes in the fair value of the Bid4Assets earn-out liability. We are not expecting a substantial increase to cash paid for income taxes due to our continued net operating loss carryforward position; and
•our diluted weighted average number of shares outstanding is expected to be between 33.5 and 34.0 million. As of September 30, 2022, we had $6.6 million in remaining authorization to repurchase shares and on December 6, 2022, our Board of Directors authorized an incremental $8.4 million.

For Q1-FY23 our guidance is as follows:

GMV - We expect GMV to range from $265 million to $295 million.

GAAP Net Income - We expect GAAP Net Income to range from $1.0 million to $4.0 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share to range from $0.03 to $0.12.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA to range from $7.0 million to $10.0 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share to range from $0.09 to $0.18.

Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other (income) expenses, net; provision for (benefit from) income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill, long-lived and other asset impairment. A reconciliation of Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)
Net income	$8,345	$32,755	$40,324	$50,949
Interest and other (income) expenses, net[1]	(88)	115	126	(76)
Provision for (benefit from) income taxes	3,075	(24,503)	7,329	(23,370)
Depreciation and amortization	2,776	1,723	10,322	6,969
Non-GAAP EBITDA	$14,108	$10,090	$58,101	$34,472
Stock compensation expense	2,325	1,154	8,482	6,947
Acquisition costs and impairment of long-lived and other assets[2]	179	125	473	1,464
Fair value adjustments to acquisition earn-outs	(4,500)	—	(24,500)	—
Business realignment expenses[3]	191	—	191	5
Non-GAAP Adjusted EBITDA	$12,303	$11,369	$42,747	$42,888

1 Interest and other (income) expenses, net, per the Consolidated Statements of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of long-lived and other assets are included in Other operating expenses, net on the Consolidated Statements of Operations.
3 Business realignment expenses include the amounts accounted for as exit costs under ASC 420, and the related impacts of business realignment actions subject to other accounting guidance.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income is a supplemental non-GAAP financial measure and is equal to Net Income plus stock compensation expense, amortization of intangible assets, acquisition related costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill, long-lived and other asset impairments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income Per Share are determined using Adjusted Net Income. For Q4-FY22 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 32% compared to 16% used for the Q4-FY21 results, except no impact of income taxes was applied to the fair value adjustments to earn-out liabilities as it is not subject to income taxation. These tax rates exclude the impacts of the charge to our U.S. valuation allowance and the fair value adjustments to earn-out liabilities. A reconciliation of Net Income to Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Income Per Share is as follows, with the prior year results recast to reflect the previously announced change in the Company's calculation method to adjustment for the amortization of intangible assets:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2022	2021	2022	2021
	(Unaudited)
(Dollars in thousands, except per share data)		(recast)**		(recast)**
Net income	$8,345	$32,755	$40,324	$50,949
Stock compensation expense	2,325	1,154	8,482	6,947
Intangible asset amortization expense*	1,005	334	3,740	1,341
Acquisition costs and impairment of long-lived and other non-current assets**	179	125	473	1,464
Change in valuation allowance***	—	(24,567)	—	(24,567)
Fair value adjustments to acquisition earn-outs	(4,500)	—	(24,500)	—
Business realignment expenses	191	—	191	5
Income tax impact of adjustments	(1,173)	(263)	(4,085)	(1,590)
Non-GAAP Adjusted net income	$6,372	$9,538	$24,625	$34,549
Adjusted basic income per common share	$0.20	$0.29	$0.76	$1.04
Adjusted diluted income per common share	$0.19	$0.27	$0.73	$0.99
Basic weighted average shares outstanding	31,731,111	33,297,879	32,292,978	33,333,557
Diluted weighted average shares outstanding	33,072,803	35,294,326	33,719,424	35,024,108

* In response to the acquisition of Bid4Assets, in the first quarter of 2022, the Company's calculation method for Adjusted Net Income and Adjusted EPS was modified and prior period results were recast to reflect an adjustment for amortization of intangible assets. This change to the calculation improves the comparability of our Non-GAAP financial results between periods, as the timing of acquisitions and their impacts to intangible amortization expense through the application of purchase accounting can be variable, impacting our ability to otherwise assess and communicate changes in the performance of the Company's underlying operations.

**Acquisition related costs, impairment of long-lived and other assets, and business realignment expenses, which are excluded from Non-GAAP Adjusted Net Income, are included in Other operating expenses, net on the Statements of Operations.

*** Represents the net deferred tax benefit resulting from the release of our valuation allowance on US deferred tax assets in Q4-FY21 (i.e., the overall impact to the benefit (provision) for income taxes attributable to the valuation allowance release).

Q4-FY22 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by registering here to receive the dial-in number and unique conference pin. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until December 8, 2023 at 11:59 p.m. Eastern Time. The replay will be available starting at 1:30 p.m. Eastern Time on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain Non-GAAP measures of certain components of financial performance. These Non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings per Share is the result of our Adjusted Net Income and diluted shares outstanding.
We prepare Non-GAAP Adjusted EBITDA by eliminating from Non-GAAP EBITDA the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. As an analytical tool, Non-GAAP Adjusted EBITDA is subject to all of the limitations applicable to Non-GAAP EBITDA. Our presentation of Non-GAAP Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by unusual or non-recurring items.
We believe these Non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of Non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical Non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.
We do not quantitatively reconcile our guidance ranges for our Non-GAAP measures to their most comparable GAAP measures in the Business Outlook section of this press release. The guidance ranges for our GAAP and Non-GAAP financial measures reflect our assessment of potential sources of variability in our financial results and are informed by our evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our Non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the Company’s forward-looking Non-GAAP and comparable GAAP financial measures is anticipated, the Company has provided qualitative commentary in the Business Outlook section of this press release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others: changes in political, business and economic conditions; the duration and impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and inflation on the Company’s operations, the operations of customers, project size and timing of auctions, operating costs, and general economic conditions; retail clients investing in their warehouse operations capacity to handle higher volumes of online returns resulting in retailers sending the Company a reduced volume of returns merchandise or sending us a product mix that is lower in value due to the removal of high value returns; the numerous factors that influence the supply of and demand for used merchandise, equipment and surplus assets; the Company’s need to manage the attraction of sellers and buyers in a broad range of asset categories with varying degrees of maturity and in many different geographies; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, including its most recent acquisitions of Machinio Corp. and Bid4Assets, Inc., and successfully execute on anticipated business plans such as the efforts that are underway with local and state governments to advance legislation that allows for online auctions for foreclosed and tax foreclosed real estate; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022, which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $10 billion of completed transactions, to more than 4.9 million qualified buyers worldwide and 15,000 corporate and government sellers. It supports its clients' sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and defer products from landfills.

Contact:
Investor Relations
investorrelations@liquidityservicesinc.com

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Par Value)

	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$96,122	$106,335
Short-term investments	1,819	—
Accounts receivable, net of allowance for doubtful accounts of $449 and $490	11,792	5,866
Inventory, net	11,679	12,468
Prepaid taxes and tax refund receivable	1,631	1,713
Prepaid expenses and other current assets	6,551	5,460
Total current assets	129,594	131,842
Property and equipment, net	19,094	17,634
Operating lease assets	13,207	13,478
Intangible assets, net	16,234	3,453
Goodwill	88,910	59,872
Deferred tax assets	13,628	23,822
Other assets	7,437	5,475
Total assets	$288,104	$255,576
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$41,982	$40,611
Accrued expenses and other current liabilities	23,304	25,975
Current portion of operating lease liabilities	4,540	4,250
Deferred revenue	4,439	4,624
Payables to sellers	49,238	33,713
Total current liabilities	123,503	109,173
Operating lease liabilities	9,687	10,098
Other long-term liabilities	378	1,290
Total liabilities	133,568	120,561
Commitments and contingencies (Note 15)
Stockholders' equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,724,057 shares issued and outstanding at September 30, 2022; 35,457,095 shares issued and outstanding at September 30, 2021	36	35
Additional paid-in capital	258,275	252,017
Treasury stock, at cost; 3,813,199 shares at September 30, 2022, and 2,222,083 shares at September 30, 2021	(62,554)	(36,628)
Accumulated other comprehensive loss	(10,285)	(9,011)
Accumulated deficit	(30,936)	(71,398)
Total stockholders' equity	154,536	135,015
Total liabilities and stockholders' equity	$288,104	$255,576

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Purchase revenues	$42,162	$41,249	$151,271	$146,151
Consignment and other fee revenues	33,040	29,078	128,779	111,380
Total revenues	75,202	70,327	280,050	257,531
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	33,745	30,177	119,407	107,678
Technology and operations	13,949	12,721	55,522	47,673
Sales and marketing	11,007	9,956	43,224	37,635
General and administrative	6,610	7,360	28,282	28,938
Depreciation and amortization	2,776	1,723	10,322	6,969
Fair value adjustment of acquisition earn-outs	(4,500)	—	(24,500)	—
Other operating expenses, net	370	80	388	1,470
Total costs and expenses	63,957	62,017	232,645	230,363
Income from operations	11,245	8,310	47,405	27,168
Interest and other income, net	(175)	58	(248)	(411)
Income before income taxes	11,420	8,252	47,653	27,579
Provision (benefit) for income taxes	3,075	(24,503)	7,329	(23,370)
Net income	$8,345	$32,755	$40,324	$50,949
Basic income per common share	$0.26	$0.98	$1.25	$1.53
Diluted income per common share	$0.25	$0.93	$1.20	$1.45
Basic weighted average shares outstanding	31,731,111	33,297,879	32,292,978	33,333,557
Diluted weighted average shares outstanding	33,072,803	35,294,326	33,719,424	35,024,108

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Year Ended September 30,
	2022	2021
Operating activities
Net income	$40,324	$50,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,322	6,969
Change in fair value of earn-out liability	(24,500)	—
Stock compensation expense	8,482	6,947
Inventory adjustment to net realizable value	194	174
Provision for doubtful accounts	136	297
Deferred tax expense (benefit)	6,287	(24,510)
Impairment of long-lived and other non-current assets	31	1,338
(Gain) loss on disposal of property and equipment	(14)	80
Gain on disposal of lease assets	(240)	(23)
Changes in operating assets and liabilities:
Accounts receivable	(6,290)	(843)
Inventory	441	(7,035)
Prepaid taxes and tax refund receivable	82	(61)
Prepaid expenses and other assets	(1,805)	(2,022)
Operating lease assets and liabilities	396	(79)
Accounts payable	1,548	18,554
Accrued expenses and other current liabilities	(2,653)	6,060
Deferred revenue	(185)	1,369
Payables to sellers	13,000	7,543
Other liabilities	(723)	(290)
Net cash provided by operating activities	44,833	65,417
Investing activities
Purchases of property and equipment, including capitalized software	(8,121)	(5,419)
Proceeds from note receivable	—	4,343
Purchase of short-term investments	(1,820)	—
Cash paid for business acquisition, net of cash acquired	(11,164)	—
Other investing activities, net	21	72
Net cash used in investing activities	(21,084)	(1,004)
Financing activities
Payments of the principal portion of finance lease liabilities	(99)	(42)
Payments of debt issuance costs	(91)	—
Proceeds from exercise of common stock options, net of tax	—	445
Taxes paid associated with net settlement of stock compensation awards	(2,806)	(3,915)
Payment of earn-out liability related to business acquisition	(3,500)	—
Common stock repurchases	(25,447)	(31,143)
Net cash used in financing activities	(31,943)	(34,655)
Effect of exchange rate differences on cash and cash equivalents	(2,019)	541
Net increase (decrease) in cash and cash equivalents	(10,213)	30,299
Cash and cash equivalents at beginning of year	106,335	76,036
Cash and cash equivalents at end of year	$96,122	$106,335
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	885	1,442
Non-cash: Common stock surrendered in the exercise of stock options	479	1,502